UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012 (December 12, 2012)

The NASDAQ OMX Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York		10006
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: +1 212 401 8700

No change since last report

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2012, The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) executed and delivered a binding offer letter agreement (the “Letter Agreement”) to Thomson Reuters (Markets) LLC, a Delaware limited liability company (“TR Markets”), pursuant to which it agreed to purchase from TR Markets and Thomson Reuters Global Resources, an unlimited company organized under the laws of the Republic of Ireland (together with TR Markets, “Thomson Reuters”), and certain of their affiliates their investor relations, public relations and multimedia solutions businesses (the “Businesses”) for $390 million in cash, subject to certain adjustments, in an asset sale transaction (the “Proposed Transaction”).

The binding offer by NASDAQ OMX set forth in the Letter Agreement provides Thomson Reuters and its subsidiaries with a period of three months (which may be extended by an additional two months) to complete the consultation processes with relevant works councils, unions and other employee representatives regarding the Proposed Transaction required by certain of the non-U.S. countries in which the Businesses operate. Upon completion of this process, NASDAQ OMX expects Thomson Reuters will accept NASDAQ OMX’s offer and the parties will execute the asset purchase agreement in the form that is attached to the Letter Agreement (the “Asset Purchase Agreement”). In the event that Thomson Reuters does not accept the offer, it is required by the Letter Agreement to reimburse NASDAQ OMX for all of its costs and expenses relating to the Proposed Transaction, up to $3.9 million. The Letter Agreement provides that until the earlier of the execution of the Asset Purchase Agreement or October 12, 2013, whichever occurs earlier, Thomson Reuters is prohibited from soliciting proposals from, or negotiating with, third parties with respect to an alternative transaction involving the Businesses. In the event that Thomson Reuters breaches these restrictions, it is obligated to pay NASDAQ OMX liquidated damages of $11.7 million (in addition to the expense reimbursement described above) upon the occurrence of the earliest of the announcement of a proposed alternative transaction, the adoption of any agreement relating to any alternative transaction, or the consummation of an alternative transaction.

The form of Asset Purchase Agreement provides that consummation of the Proposed Transaction is subject to the satisfaction or waiver of certain customary conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The form of Asset Purchase Agreement contains customary representations and warranties, covenants and agreements and indemnification of and by the parties. Once executed, the Asset Purchase Agreement is subject to termination under certain circumstances. Both parties will have the right to terminate the Asset Purchase Agreement if the closing has not occurred by the date that is six months from the date of the execution of the Asset Purchase Agreement (the “Outside Date”), subject to the right of either party to extend the Outside Date by six months in the event that the waiting period under the HSR Act has not expired or been terminated and so long as such party is not in material breach of its covenants to seek approval under the HSR Act. In the event that the Asset Purchase Agreement is terminated for reasons related to a failure to obtain required antitrust clearances, subject to certain conditions, NASDAQ OMX is required to pay to Thomson Reuters a fee of $30 million upon termination of the Asset Purchase Agreement.

Concurrent with the closing of the Proposed Transaction, the parties will execute certain agreements ancillary to the Proposed Transaction, including a non-competition and non-solicitation agreement, a transition services agreement and a content and platform services agreement.

The obligations of Thomson Reuters under the Asset Purchase Agreement and the other ancillary agreements will be guaranteed by Thomson Reuters Corporation, Thomson Reuters’ parent company.

NASDAQ OMX intends to fund the Proposed Transaction through a combination of cash on hand and existing capacity under its $750 million revolver. The Proposed Transaction is expected to close in the first half of 2013 subject to regulatory approvals. Upon consummation of the Proposed Transaction, the Businesses will be integrated into NASDAQ OMX’s Corporate Solutions business.

The foregoing descriptions of the Letter Agreement and the Asset Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents.

Item 8.01. Other Events

On December 12, 2012, NASDAQ OMX and Thomson Reuters issued a joint press release announcing the Proposed Transaction. This press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	NASDAQ OMX and Thomson Reuters Joint Press Release, dated December 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NASDAQ OMX GROUP, INC.

Dated: December 18, 2012	By:	/s/ Edward S. Knight
Edward S. Knight Executive Vice President and General Counsel